Exhibit 10.8
AMENDMENT NO.1
TO
2004 EMPLOYEE STOCK PURCHASE PLAN
OF NUVASIVE, INC.
     WHEREAS, the Company has previously adopted the 2004 Employee Stock Purchase Plan (the “2004 ESPP”); and
     WHEREAS, this amendment to the 2004 ESPP (this “Amendment”) on September 25, 2008 (the “Effective Date”) was adopted in accordance with Section 26 of the 2004 ESPP;
     NOW THEREFORE, the 2004 ESPP is amended as follows:
     1. Effective as of the first Purchase Period commencing after the Effective Date, Section 10(a) of the 2004 ESPP is amended in its entirety to read as follows:
A participant may decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant shall not be entitled to increase his or her rate of payroll deductions during a Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Purchase Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Purchase Period, or such other time period as specified by the Committee.
     2. Effective as of the Effective Date, Section 11(a) of the 2004 ESPP is amended in its entirety to read as follows:
No participant shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan. This limit means that the maximum purchase price for shares purchased during a calendar year is $21,250 assuming a 15% discount pursuant to Section 9. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension. This limitation shall apply on a calendar year by calendar year basis and no unused portion of this limitation may be used in subsequent calendar years.
     3. Except as amended by this Amendment, the 2004 ESPP shall remain unchanged and in full force and effect.
     4. Except as otherwise provided in this Amendment, terms used herein shall have the meanings ascribed to such terms in the 2004 ESPP.